EXHIBIT 10.19
[This Agreement now between Princeton Publishing, Inc., as assignee of G.T. Publishing, Inc., and Casey Lee Klinger d/b/a KNC, Inc.]

LICENSING AGREEMENT BETWEEN KNC, INC. AND G.T. PUBLISHING, INC.

     G.T. Publishing, Inc., hereinafter called GT, whose principal place of business is located at 519 Eighth Avenue, New York, NY 10018, and Casey Lee Klinger d/b/a KNC, Inc., hereinafter called KNC, whose principal place of business is located at 3228 Apache Avenue, San Diego, CA 92117, hereby agree to the following:

GT shall pay KNC an initial licensing fee of $5,000 each for Dream, Obsessions and Stars magazines (for a total of $15,000) payable in monthly increments of $1500 per month over the next consecutive ten (10) months beginning with May 1992. Thereafter the license fee shall be renewed with an annual fee of $1 per magazine per year during the life of this agreement.

GT shall further pay KNC a packaging fee of $5,000 per magazine issue for finished artwork of a minimum of nine issues per year (or a minimum of one issue of each title every five and one half weeks) for each of the following titles: Dream, Obsessions, Stars and Numbers. Payment will be divided as one half ($2,500) on inception of each issue of each magazine and the balance of $2,500 per issue per magazine on delivery of each issue of each magazine to GT's offices.

KNC shall also receive two advertising pages for each issue of each magazine to use at its discretion providing said ads are not sold or traded in conflict with advertising sales generated by GT. Revenues, if any, generated by the sales of said ads will be split equally between GT KNC and will meet with GT's approval.

KNC and GT agree to share revenues generated by the Malebox classified section of STARS magazine beginning with the September 1992 (Vo. 1 No. 9) issue and its related 900 ad identified as 900 903-2858, with GT receiving 70% of combined revenues and KNC receiving 30% of combined revenues for monitoring the 900 line and administering the forwarding of letters. KNC will provide GT with a monthly computer report of revenues received, accompanied by a check representing GT's 70% share.

Advertising space sales are to be handled and collected by GT.

If at any point the magazine sales of Dream, Stars, Obsessions and/or any other replacement or newly developed GT/KNC title individually exceed a thirty
(30) percent sale, those revenues for each title generated in excess of thirty
(30) percent shall be divided evenly between GT and KNC.

GT shall also employ KNC exclusively for subscription development of all GT magazines, licensed or otherwise, including Dream, Obsessions, Stars, Numbers, Blueboy, Jock and Jock Collection, and any and all new gay titles, one shots and spin offs.

GT will pay KNC three dollars and twenty-five cents ($3.25) for each new subscription generated plus one-half dollar ($.50) per month per subscription for file maintenance, customer service and generating mailing labels for subscription fulfillment on new and existing subscriptions. This same arrangement shall apply to any other magazines GT or Scott Magazine Distributors, Inc. chooses to place with KNC for subscription building. GT will likewise offer KNC said subscription building contracts for any other publishing entities associated with GT or Scott, including, but not limited to, Oui and Creem magazines providing KNC can match or better any other valid bids by competitive subscription fulfillment companies.

GT shall accept responsibility for prior approved printing of brochures, cost of mailing lists, postage, any and all peripheral charges in association with subscription campaigns.

GT further agrees to pay Casey Lee Klinger a salary of $50,000 per year to oversee production of magazines and to design and manage subscription campaigns.

GT also agrees to accept all responsibility for any debts of Klinger Group, Beverly Hills Bluebook or KNC, Inc., or the magazines herein named due to Raven Press, Inc. and Flynt Distributing Company.

This agreement shall cover an initial period of sixty (60) months beginning with the first day of June, 1992, and expiring on the thirtieth day of May, 1997. The agreement will thereafter be renewable annually with the mutual assent of both parties three months prior to the end of the five-year agreement and sealed by the payment and acceptance of one dollar ($1) per year, per title for Dream, Obsessions and Stars magazines.

In the event GT elects to discontinue publishing any title herein by reason of non-profitability, the remaining titles affected by this licensing agreement shall remain unaffected and all terms herein enforced providing the following conditions are met:

1) GT provides notice on issue prior to said cancellation;

2) GT agrees to transfer or convert all remaining paid subscriptions to an existing or new GT/KNC title to be bound under the same terms of this agreement or refund the monies due subscribers for non-received magazines and will, in either event, hold KNC harmless from all liability resulting therefrom.

KNC and Casey Lee Klinger agree to work exclusively for the corporation in the publication of gay magazines. It is understood that any breach of this exclusive agreement by Klinger or any other person working in his behalf will automatically trigger a suit for damages and summary judgment in behalf of GT. This covers advertising sales, production, art preparation on these or any other gay titles KNC or Casey Klinger work on.

Agreed: /s/ Casey Lee Klinger            Agreed: /s/ Gil Traub
        Casey Lee Klinger                        for G.T. Publishing, Inc.
        for KNC, Inc.

Dated: 07-27-92